LEASE

by and between

BMR-ROGERS STREET LLC,

a Delaware limited liability company

and

SCHOLAR ROCK, INC.,

a Delaware corporation

Table of Contents

1.	Lease of Premises	1

2.	Basic Lease Provisions	2

3.	Term	4

4.	Possession and Commencement Date.	5

5.	Condition of Premises	6

6.	Rentable Area	6

7.	Rent	7

8.	Rent Adjustments; Free Rent Period	8

9.	Operating Expenses	8

10.	Taxes on Tenant’s Property	13

11.	Security Deposit	14

12.	Use	16

13.	Rules and Regulations, CC&Rs, Parking Facilities and Common Area	19

14.	Project Control by Landlord	21

15.	Quiet Enjoyment	22

16.	Utilities and Services	22

17.	Alterations	27

18.	Repairs and Maintenance	30

19.	Liens	31

20.	Estoppel Certificate	32

21.	Hazardous Materials	32

22.	Odors and Exhaust	35

23.	Insurance	36

24.	Damage or Destruction	40

25.	Eminent Domain	42

26.	Surrender	43

27.	Holding Over	44

28.	Indemnification and Exculpation	45

29.	Assignment or Subletting	46

30.	Subordination and Attornment	50

i

31.	Defaults and Remedies	51

32.	Bankruptcy	55

33.	Brokers	56

34.	Definition of Landlord	56

35.	Limitation of Landlord’s Liability	57

36.	Joint and Several Obligations	57

37.	Representations	58

38.	Confidentiality	58

39.	Notices	58

40.	Miscellaneous	59

41.	Rooftop Installation Area	62

42.	Options to Extend Term	63

ii

LEASE

THIS LEASE (this “Lease”) is entered into as of this 5th day of November, 2019 (the “Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and SCHOLAR ROCK, INC., a Delaware corporation  (“Tenant”).

RECITALS

A. WHEREAS, pursuant to that certain ground lease dated as of March 30, 1999, by and among MBA-Rogers Street, LLC (“Ground Lessor,” as successor-in-interest to O&T Realty, LLC, and MBA-Cambridge, LLC (collectively, “Initial Ground Lessor”)), as landlord, and Rogers Street, LLC, a Delaware limited liability company (“Initial Ground Lessee”), as tenant; as such ground lease has been amended by that certain letter agreement dated as of July 29, 1999, between Initial Ground Lessor and Initial Ground Lessee, and that certain Agreement Regarding Arbitration and Lease Amendments dated as of December 15, 1999, by and between Initial Ground Lessor and Initial Ground Lessee; and as such ground lease has been assigned pursuant to that certain Assignment and Assumption of Ground Lease dated as of April 4, 2007, by and between Initial Ground Lessee and Landlord (such ground lease, as so amended and assigned, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Ground Lease”), Landlord leases certain real property described on Exhibit A-1 attached hereto (the “Property”) and the improvements located thereon, including the buildings at 301 Binney Street  (the “Building”), 320 Bent Street and 157 Sixth Street in Cambridge, Massachusetts; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises as shown on Exhibit A hereof (the “Premises”), including, without limitation, located on the first (1st) and third (3rd) floors of the Building, with access from the west side entrance, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises

1.1. Effective on the Term Commencement Date (as defined below),  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for completion by Tenant of the Tenant Improvements and for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses.  The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building and the other buildings located at 320 Bent Street and 157 Sixth Street in Cambridge, Massachusetts are hereinafter collectively referred to as the “Project.” All portions of the Building that are for the non-exclusive use of the tenants of the Building only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms and public lobbies (all to the extent located in the Building), are hereinafter referred to as “Building Common Area.” All portions of the Project that are for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas and landscaped areas, are hereinafter referred to as “Project Common Area.” The Building Common Area and Project Common Area are collectively referred to herein as “Common Area.”

2. Basic Lease Provisions.  For convenience of the parties, certain basic provisions of this Lease are set forth herein.  The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square feet.  Rentable Area and “Tenant’s Pro Rata Share” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following
Approximate Rentable Area of Premises	51,408 square feet
Approximate Rentable Area of Building	417,290 square feet
Tenant’s Pro Rata Share of Building	12.32%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Rent Commencement Date (as defined below), subject to adjustment under this Lease:
Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Rent Commencement Date - The day immediately prior to the first (1st) annual anniversary of the Rent Commencement Date	51,408	$135.00 annually	$578,340.00	$6,940,080.00

2.4. Estimated Term Commencement Date: November 15, 2019
2.5. Estimated Term Expiration Date: July 15, 2025
2.6. Security Deposit: Two Million Two Hundred Ninety-Two Thousand Seven Hundred Fifty and 00/100 Dollars ($2,292,750.00), subject to adjustment in accordance with the terms hereof.

2.7. Permitted Use:  General office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below) having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”).

2.8. Address for Rent Payment:

BMR-Rogers Street LLC

Attention Entity 635

P.O. Box 511415

Los Angeles, California  90051-7970

2.9. Address for Notices to Landlord:

BMR-Rogers Street LLC

17190 Bernardo Center Drive

San Diego, California  92128

Attn:  Legal Department

2.10. Address for Notices to Tenant:

Prior to the Rent Commencement Date:

Scholar Rock, Inc.
620 Memorial Drive, 2nd Floor
Cambridge, MA 02139

Attention:  Robert Vassallo, Erin Moore

With a copy (which shall not constitute notice) to:

Scholar Rock, Inc.
620 Memorial Drive, 2nd Floor
Cambridge, MA 02139
Attention:  Legal

Following the Rent Commencement Date:

Scholar Rock, Inc.

301 Binney Street

Cambridge, MA 02142

Attention:  Robert Vassallo, Erin Moore

With a copy (which shall not constitute notice) to:

Scholar Rock, Inc.
301 Binney Street

Cambridge, MA 02142
Attention:  Legal

2.11. Address for Invoices to Tenant:

Prior to the Rent Commencement Date:

Scholar Rock, Inc.
620 Memorial Drive, 2nd Floor
Cambridge, MA 02139

Attention:  Robert Vassallo, Erin Moore

Following the Rent Commencement Date:

Scholar Rock, Inc.

301 Binney Street

Cambridge, MA 02142

Attention:  Robert Vassallo, Erin Moore

2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit APremises

Exhibit A-1Property

Exhibit BWork Letter

Exhibit B-1Tenant Work Insurance Schedule

Exhibit CAcknowledgement of Term Commencement Date and Term Expiration Date

Exhibit D[Intentionally omitted]

Exhibit EForm of Letter of Credit

Exhibit FRules and Regulations

Exhibit GPTDM

Exhibit HTenant’s Personal Property

Exhibit IForm of Estoppel Certificate

Exhibit JForm of Ground Lessor Non-Disturbance and Attornment Agreement

3. Term.  The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4)  and end on the date

(the “Term Expiration Date”) that is sixty (60) months after the Rent Commencement Date (as hereinafter defined), subject to extension as provided herein.
4. Possession and Commencement Date.

4.1. The “Term Commencement Date” shall be the date Landlord tenders possession of the Premises to Tenant with a demising wall installed to separate the Premises from Common Areas or other tenant areas on the floor.  The demising wall shall consist of metal studs with fiberglass insulation and one layer of unfinished drywall.  Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on or before the Estimated Term Commencement Date.  Tenant agrees that in the event Landlord does not tender possession of the Premises on or before the Estimated Term Commencement Date, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent until the actual Rent Commencement Date occurs.    Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Landlord tenders possession of the Premises, in the form attached as Exhibit C hereto.  Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder.  Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.  Nothwithstanding anything to the contrary herein, following the Term Commencement Date and prior to the Rent Commencement Date, Tenant shall have the right to occupy up to 60% of the Premises for the Permitted Use provided that Tenant has obtained a certificate of occupancy (either temporary or permanent) from the City of Cambridge permitting Tenant to occupy such portion of the Premises for the Permitted Use and such early occupancy shall not trigger the Rent Commencement Date.  In the event Tenant occupies more than 60% of the Premises prior to the eight (8) month anniversary of the Term Commencement Date, Tenant shall promptly notify Landlord in writing of the date such occupancy occurred, and pursuant to Section 7.1, such occupancy date shall be deemed the Rent Commencement Date.

4.2. Tenant shall cause the work described in the Work Letter attached hereto as Exhibit B (the “Tenant Improvements”)  to be constructed in the Premises at a cost to Landlord not to exceed Fourteen Million One Hundred Thirty-Seven Thousand Two Hundred Dollars ($14,137,200) (based upon Two Hundred Seventy-Five Dollars ($275.00) per square foot of Rentable Area (as defined below)) (the “TI Allowance”).  The TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal 0.75% of the actual hard cost of the Tenant Improvements, including the TI Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, (r) costs and expenses for labor, material, equipment and fixtures, and (s) the purchase of Tenant’s furniture, fixtures and equipment (including, without limitation, lab equipment) to be used in the Premises up to a  maximum of ten percent (10%) of the TI Allowance, in each case inclusive of costs incurred by Tenant prior to the date hereof.  In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, except and to the extent expressly provided in the immediately foregoing sentence, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.3. Tenant shall have until eighteen (18) months after the Term Commencement Date (the “TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire.

4.4. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.  Tenant shall deliver to Landlord (a) a certificate of occupancy (or its substantial equivalent) for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s  Adjusted Share of Operating Expenses (as defined below).

5. Condition of Premises.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business.  Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Execution Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to payment of the TI Allowance.  Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect in a manner consistent with Landlord’s determination of Rentable Area for the remainder of the Building and Project, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect only to reflect a physical change to the outer walls, roof or basement of the Building, a physical change to those areas of the Building not utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom, or a physical change to the demising walls of the Premises.

6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building.  The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls.  The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the earlier of (i) the eight (8) month anniversary following the Term Commencement Date, and (ii) the date Tenant occupies more than sixty percent (60%) of the Rentable Area of the Premises for the Permitted Use (the “Rent Commencement Date”), the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof.  Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below), and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.”  Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing.  In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) except in the event of a Material Services Failure (as defined in Section 16.3, below), any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent.  Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.
8. Rent Adjustments; Free Rent Period.

8.1. Base Rent shall be subject to an annual upward adjustment of three and one-half percent (3.5%) of the then-current Base Rent.  The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

8.2. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to pay Base Rent for the period prior to the Rent Commencement Date (such period, the “Free Rent Period”).  Except for (a) the project review fee described in Section 4.2 above, and (b) the Parking Fees described in Section 13.5 below, Tenant shall not be responsible for the payment of Tenant’s other Rent obligations under this Lease, including Operating Expenses, the Property Management Fee, or costs of utilities for the Premises during the Free Rent Period.

9. Operating Expenses.
9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including property tax costs consisting of real and personal property taxes (including amounts due under any improvement bond upon the Building or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or arising from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, which shall include costs of repairs and replacements (provided, however, capital replacements shall only be included in Operating Expenses as provided below in this Section) to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; trash collection; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies;

maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use  and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for use in the Common Area or the Project office; capital expenditures incurred (i) for replacing obsolete equipment, (ii) for the primary purpose of reducing Operating Expenses, or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles, not to exceed ten (10) years; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any Property Operations Documents (as defined below), including condominium fees; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); capital expenditures other than those expressly described and amortized in Section 9.1(b); legal expenses relating to other tenants including expenses incurred in connection with (i) negotiations or disputes with tenants of the Property or other occupants or prospective tenants or other occupants, (ii) enforcement of any leases, or (iii) defense of Landlord’s title to, or interest in, the Building or any part thereof; costs of repairs to the extent reimbursed by (e) payment of insurance proceeds, (f) warranties, (g) guarantees or (h) any other sources, received by Landlord; the correcting of defects in the design, construction, equipment or latent defects in the Building or the Project, but only to the extent such costs are covered by and actually reimbursed to Landlord under any applicable warranty or service contract held by Landlord; principal and interest upon loans to Landlord or secured by a loan agreement, mortgage,  deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); rent on ground leases or underlying leases; reserve funds; costs incurred directly and solely as a result of

Landlord’s negligence or willful misconduct; costs of mitigation or impact fees or subsidies, imposed or incurred prior to the date of the Lease or imposed solely as a result of another tenant’s use of the Building or its premises; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b));    the cost of cleaning or janitorial services provided for space leased or intended to be leased to other tenants in the Building; the cost of any work or service performed for any tenant in the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to other tenants (including Tenant) in the Building; the cost of any work or services performed for any facility other than the Building or Project, subject to the provisions of Section 9.3; the general corporate overhead costs and expenses of the Landlord entity (except to the extent of the Property Management Fee (as defined below)); any costs (other than the Property Management Fee) representing an amount paid to an entity related to Landlord that is materially in excess of the amount that would have been paid absent such relationship; costs, liabilities and expenses incurred in connection with the removal, enclosure, encapsulation or other handling of and the cost of defending against claims in regard to Hazardous Materials (x)  in existence at the Building or the Project prior to the Term Commencement Date, (y) due to the gross negligence or willful misconduct of Landlord, or (z) for which the person or entity that is responsible for causing such Hazardous Materials to be on the Project is identified by Landlord; cost of acquiring and maintaining sculptures, paintings and other works of art, to the extent such items are materially more expensive than typical office décor in buildings similar to the Building; late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions; charges for electricity, water or other utilities, services or goods for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or pays to third parties (except as part of Operating Expenses); costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof (other than property taxes); costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; political and charitable contributions; expenses related to the on-site parking garage serving the Building and the Project; and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord.  To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

9.2. From and after the Rent Commencement Date, Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant.  Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions of the Term or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s  Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”).  Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor.  If the amounts paid by Tenant pursuant to this Section exceed Tenant’s  Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce calculation results substantially consistent with Landlord’s then-current practice at the Project.    Landlord or an affiliate(s) of Landlord currently own other property(ies) adjacent to the Project or its neighboring properties (collectively, “Neighboring Properties”).  In connection with Landlord performing services for the Project pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties.  In such a case, Landlord shall reasonably allocate to the Building and the Project the costs for such services based upon the ratio that the square footage of the Building or the Project (as applicable) bears to the total square footage of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Project) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Project).    Since the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole.  Landlord reserves the right in its sole discretion to allocate any such costs applicable to any particular building within the Project to such building, and other such costs applicable to the Project to each building in the Project (including the Building), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases.  Landlord shall allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.

9.4. Landlord’s  Statement shall be final and binding upon Tenant unless Tenant, within sixty (60) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s  Statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below.  If, during such sixty (60)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s  Adjusted Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses (including, if and to the extent applicable, the books and records of any affiliates of Landlord owning Neighboring Properties in connection with the allocation of shared costs pursuant to Section 9.3, above), and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries.  In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s  Adjusted Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord, except as provided above.  Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business.  Landlord need not provide copies of any books or records.  Tenant shall commence the Independent Review within thirty (30) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review.  Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty  (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review.  Landlord shall review the results of any such Independent Review.  The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review.  If, as of the date that is sixty  (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Cambridge, Massachusetts area (the “Accountant”).  If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review).  If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant.  Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate.  Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses.  The Accountants may not select or designate any other determination of Operating Expenses.  The determination of the Accountant(s) shall bind the parties.  If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results.  If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results.    If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%)

what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review.  In all other cases Tenant shall pay the cost of the Independent Review and the Accountant(s).

9.5. Landlord may annualize certain Operating Expenses incurred prior to the Rent Commencement Date over the course of the budgeted year during which the Rent Commencement Date occurs, and Tenant shall be responsible for the annualized portion of such Operating Expenses corresponding to the number of days during such year, commencing with the Rent Commencement Date, for which Tenant is otherwise liable for Operating Expenses pursuant to this Lease.  Tenant’s responsibility for Tenant’s  Adjusted Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord.  Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. Within thirty (30) days after the end of each calendar year quarter (i.e. by April 30, July 30, October 30 and January 30) in which Tenant believes it is entitled to reimbursement from Landlord pursuant to the terms of this Lease, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or the Work Letter.

9.8. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.
10.1. Tenant shall pay prior to delinquency any and all taxes levied against (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3. If any improvements in or alterations to the Premises, made or requested by Tenant, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2.  Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses.  If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord on or before the date that is five (5) business days after the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”) in the form of a letter of credit, which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term and ending upon the expiration or termination of Tenant’s obligations under this Lease.  If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default.  If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) business days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser or successor of Landlord’s interest in the Premises the funds deposited hereunder by Tenant.  Landlord shall be discharged from any further liability with respect to such deposit if Landlord has executed an assignment and assumption agreement with respect to this Lease with such purchaser or successor-in-interest, whereby such purchaser or successor-in-interest has assumed Landlord’s obligations hereunder from and after such transfer.  This provision shall also apply to any subsequent transfers.

11.4. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within sixty (60) days after the expiration or earlier termination of the Term the Security Deposit, to the extent not applied, shall be returned to the Tenant, without interest.

11.5. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord.  Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit.  Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion.  Tenant hereby notifies Landlord that it intends to deliver a letter of credit as the Security Deposit and Landlord hereby acknowledges and agrees that a letter of credit is acceptable.  Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is six (6) months after the then-current Term Expiration Date, a letter of credit substantially in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year.  Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security.  If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article.  As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).  If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security.  Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.
(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured Default

(as defined below) exists, (ii) as of the date that is forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date), Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Term Expiration Date or (2) the date that is one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile).  This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security.  Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit.  In the event of an improper draw (i.e. a draw for any reason other than as permitted under this Lease),  (a) the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the improperly drawn sums, (b) Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous, and (c) if Tenant receives a final determination from a court of competent jurisdiction that is not subject to appeal that Landlord has made a “wrongful” draw, (i) Landlord shall pay Tenant interest upon the amount of such wrongful draw at the rate of six percent (6%) and (ii) Tenant shall be entitled to recover its reasonable attorney’s fees in accordance with Section 40.7.  For purposes of the immediately foregoing sentence, the term “wrongful” shall mean that Landlord has no reasonable basis to believe that it had the right to make the draw.  The parties acknowledge and agree that in the event of an erroneous draw under the L/C Security, Tenant’s remedies shall be solely as provided in this Section 11.6(d).

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary.  If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.  Landlord hereby represents and warrants to Tenant that the Permitted Use is permitted pursuant to the Ground Lease.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the

Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above.  Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and shall indemnify, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term as a result of Tenant’s breach of this Section.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project of which Tenant has actual knowledge, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent.  Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant.  In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6. Neither Tenant nor any Tenant Party shall attach any awnings or other projections to any outside wall of the Building.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings; provided, however, that Landlord acknowledges and agrees that Tenant may install sun light filtering meco shades on the interior of the Premises, subject to Landlord’s right to approve the same under the Work Letter.  Neither the interior nor exterior of any windows in the Premises shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises.  No equipment, furniture or other items of personal property shall be placed on any exterior balcony by Tenant or a Tenant Party without Landlord’s prior written consent.

12.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent.  Signage shall conform to Landlord’s design criteria.  For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition.  Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease.  Interior signs in the Building lobby and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord.  The directory tablet shall be provided exclusively for the display of the name and location of tenants only.  Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering.  Tenant, at Tenant’s sole cost and expense, shall have Signage rights for the primary entrance to the Premises substantially consistent with the Signage permitted for comparable Tenants in the Project, as Landlord reasonably determines.  At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.

12.8. Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval.  Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other offices in the Project.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall Indemnify the Landlord Indemnitees from and against Claims arising from any such failure of the Premises to comply with the ADA.  This Section (as well as any other provisions of this Lease dealing with Indemnification of the Landlord Indemnitees by Tenant) shall be deemed to be modified in each case by the insertion in the appropriate place of the following:  “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section.  Tenant shall be required to obtain and maintain during the Term (m) any permit required by the MWRA (“MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s Acid Neutralization Tank (as defined below) in the Building.  Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank.  Landlord agrees to reasonably cooperate with Tenant in order for Tenant to obtain the MWRA Permit and the wastewater treatment operator license, without any obligation for Landlord to incur any costs in connection therewith.  Tenant shall reimburse Landlord within ten (10) business days after demand for any costs incurred by Landlord pursuant to this Section.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Area.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter reasonably promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”); provided, however, that Landlord shall enforce such Rules and Regulations on a non-discriminatory basis with respect to Tenant and other tenants and occupants of the Building and the Project.  Tenant shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations.  Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property  (including the Parking and Transportation Demand Management Plan Ordinance- Final Amendment Decision, issued on May 24, 2002, by the City of Cambridge (as the same may be amended from time to time, the “PTDM”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”) and Tenant shall, at its sole cost and expense, comply with and cause the Project to comply with the CC&Rs and the documents listed on Exhibit G attached hereto (together with the PTDM, the “Property Operations Documents”).  Tenant acknowledges that Tenant, at its sole cost and expense, shall comply with the tenant requirements in the PTDM, including the requirements set forth in the “Alternative Work Programs,” “Public Transportation Incentives,” “Ridesharing Programs” and “Provisions of Bicycle and Pedestrian Amenities” sections thereof.  Tenant, at its sole cost and expense, shall also comply with the reporting requirements set forth in the PTDM at Landlord’s request.  Any costs incurred by Landlord in connection with the PTDM shall constitute an Operating Expense.  Notwithstanding anything in this Section 13.2 to the contrary, Tenant shall not be liable under this Section 13.2 for any non-compliance of the Project under the PTDM arising from the acts or omissions of any tenant or occupant of the Building.

13.3. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion.

13.4. The Charles River Transportation Management Association (of which Landlord or an affiliate of Landlord is currently a member) provides certain programs to help improve transportation in the Cambridge area.  Their website is www.charlesrivertma.org.

13.5.  Tenant shall have a non-exclusive, irrevocable license to use thirty-three (33) parking spaces in the facilities serving the Building and the Project in common on an unreserved basis with other tenants of the Building and the Project during the Term at a cost of Three Hundred Sixty and 00/100 Dollars ($360.00) per parking space per month (subject to market rate adjustment by Landlord from time to time throughout the Term) (the “Parking Fee”), which Tenant shall pay (a) prior to the Rent Commencement Fee, within thirty (30) days of Landlord’s written notice therefor, and (b) from and after the Rent Commencement Date, simultaneously with payments of Base Rent as Additional Rent.  Tenant, at any time and from time to time during the Term, may elect to waive its right to use some or all or its parking spaces upon written notice to Landlord.  If Tenant so elects, then it shall forfeit for the then-remainder of the Term (including any extension thereof) any and all rights to such waived parking spaces.  Tenant shall have the right to rent additional parking spaces on a monthly basis, subject to availability.  Notwithstanding the foregoing, during the Free Rent Period only, Tenant shall have the right to elect to use fewer parking spaces upon written notice to Landlord without waiving its right to the maximum number of parking spaces for the remainder of the Term.  For the avoidance of doubt, Tenant shall pay the Parking Fee for the number of spaces used by Tenant or its contractors and agents during the Free Rent Period.  Tenant hereby notifies Landlord of its intent to use six (6) parking spaces during the Free Rent Period and reserves the right to increase or decrease the number of parking spaces it uses, but in no event greater than the thirty-three (33) parking spaces provided under this Section 13.5, during the Free Rent Period upon written notice to Landlord.

13.6. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities, and Landlord hereby agrees that Tenant shall not be deemed to be overburdening the parking facilities if Tenant is using the number of spaces (or fewer) then allocated to Tenant and Tenant is otherwise complying with any rules and regulations concerning the parking facilities.  Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project; provided, however, that Landlord shall not reduce the number of parking spaces to which Tenant is then entitled to use under this Lease.  Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.7. Subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants of the Project, Tenant shall have the non-exclusive right to access the freight loading dock, at no additional cost.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease.  This reservation includes Landlord’s right to subdivide the Project; convert the Building and the other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises.  Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability or material obligations for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may at any and all reasonable times during non-business hours (or during business hours, if (a) with respect to Subsections 14.4(u) through 14.4(y), Tenant so requests, and (b) with respect to Subsection 14.4(z), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time.  Except in the event of an emergency, Tenant shall have the right to have a representative accompany Landlord at any time that Landlord enters the Premises if such representative is available and present at the time of Landlord’s entry onto the Premises  Landlord agrees to use commercially reasonable efforts to notify Tenant prior to any access by Landlord to the Premises under emergency conditions and in any event will notify Tenant promptly thereafter.   In connection with any such alteration, improvement or repair as described in Subsection 14.4(w), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed.  In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible.  Landlord shall at all times retain an access card with which to unlock all of the doors in the Premises.  If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof, provided, however, the Landlord promptly repairs any damage caused by such forcible entry at Landlord’s sole cost and expense.

15. Quiet Enjoyment.  Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate.  This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1. Commencing on the Rent Commencement Date, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.  If any such utility is not separately metered or sub-metered to Tenant, Tenant shall pay Tenant’s  Adjusted Share of all charges of such utility jointly metered with other premises as part of Tenant’s Adjusted Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent.    Tenant shall maintain temperature and humidity in the Premises in accordance with ASHRAE standards at all times.

16.2. Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Premises.    To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess.    In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities. Except as expressly stated in this Lease, Tenant shall not be liable for the cost of utilities supplied to the Premises attributable to the time period prior to the Rent Commencement Date.

16.3. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays;  failures to grant consent or delays in granting consent by any Lender whose consent is required under any applicable Loan Document; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence.  In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease.  “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything to the contrary in this Lease, if, for more than five  (5) consecutive business days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure arises from any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent and Tenant’s Adjusted Share of Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount, based on the Rentable Area of the Premises that is rendered unusable, of Base Rent and Tenant’s Adjusted Share of Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Tenant’s Adjusted Share of Operating Expenses shall be abated.  During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure.  In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities.  Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises, including related to Section 16.8.

16.4. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by

Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon.  Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.5. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.  Notwithstanding the foregoing, Tenant’s supply air allocation shall not exceed the original design requirement of such system.

16.6. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.7. Landlord shall provide hot and cold water in the Common Area for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes.  Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term.  If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed by Tenant, as shown on such meter, as and when bills are rendered.  If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant.  Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and, except as provided in Section 16.2,  Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence.  Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence.

16.9. For the Premises, Landlord shall (a) maintain and operate the base building HVAC systems (not including supplemental units exclusively serving the Premises) used for the Permitted Use only (“Base HVAC”) and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides or as to any special requirements that arise from Tenant’s particular use of the Premises) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article.  Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services except as provided in Section 16.2.

16.10. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information in Tenant’s possession reasonably requested by Landlord for the immediately preceding year if required by Applicable Laws; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws.  Tenant shall retain records of its utility usage at the Premises, including invoices and statements from the utility provider, for at least thirty-six  (36) months, or such other period of time as may be reasonably requested by Landlord and related to Tenant’s utility usage at the Premises.  Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities.  In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers, and Tenant shall pay Landlord a fee of Five Hundred Dollars ($500) per month to collect such utility usage information.  In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

16.11. As part of the Tenant Improvements, Tenant shall install a separate acid neutralization tank (the “Acid Neutralization Tank”) in the portion of the Premises located on the first floor of the Building, as shown on Exhibit A.  In connection with the installation of the Acid Neutralization Tank, Tenant may connect to the Building’s common laboratory waste sanitary sewer connection and to the municipal sewer line in the street adjacent to the Building.  Tenant, at its sole cost and expense, shall be responsible for obtaining, and complying with at all times, the MWRA Permit and any other permits and approvals from Governmental Authorities necessary to use or operate the Acid Neutralization Tank, and Tenant may not operate the Acid Neutralization Tank without first having provided to Landlord, for Landlord’s approval, copies of all such permits and approvals.  Tenant shall be responsible for all costs, charges and expenses in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank. Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof, and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank.  This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority arising from Tenant’s use of the Acid Neutralization Tank.

16.12. Subject to each and every term and provision of this Lease (including reasonable closures for repairs or maintenance pursuant to the terms of this Lease), and subject to reasonable closures as the result of casualty, condemnation, emergencies or other circumstances beyond Landlord’s control, Tenant shall have the right to access the Premises twenty-four (24) hours per day, seven (7) days per week.

16.13. Upon the mutual agreement of Landlord (not to be unreasonably withheld, conditioned or delayed), Tenant, and the other tenant on the third (3rd) floor of the Building as of the date of the installation of the Generator (the “Adjacent Tenant”), Landlord will permit and install a back-up generator and connect the Generator to the Premises’ emergency electrical panel (the “Generator”) at the sole cost and expense of Tenant and the Adjacent Tenant to be allocated as set forth below.  The capacity of the Generator shall be based upon the reasonable stand-by requirements of Tenant and the Adjacent Tenant (which stand-by requirements shall be identified within 15 business days of each respective lease execution date (the “Stand-By Requirements”)) and the needs of any third floor Common Area.  Tenant shall be entitled to use up to its Stand-By Requirement of power from the Generator on a non-exclusive basis with the Adjacent Tenant, any other future tenants on the third floor, and any third floor Common Area.  The cost to install the Generator shall be allocated based upon the Stand-By Requirements of Tenant and the Adjacent Tenant.  By way of example only, if Tenant has a Stand-By Requirement of 150 kW and the Adjacent Tenant has a Stand-By Requirement of 100 kW, Tenant shall be responsible for 60% of the cost of installing the Generator and the Adjacent Tenant shall be responsible for 40% of the cost of installing the Generator.  The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses, which shall be calculated based on rentable square footage of Tenant and Adjacent Tenant (or any future tenant(s) on the third floor).    Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose; provided, however, that Landlord agrees to pursue claims under any third party warranty of the Generator or the installation thereof.  Landlord shall maintain the Generator and any equipment connecting the Generator to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense (and Landlord shall not be liable) for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises, and provided further that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Landlord unless and except to the extent that Landlord willfully fails to make such repairs or perform such maintenance after Tenant provides Landlord with written notice of the need for such repairs or maintenance, and upon receipt of such written notice, Landlord shall promptly commence to cure such failure and shall diligently prosecute the same to completion in accordance with Section 31.13.  The provisions of Section 16.3 shall apply to the Generator.

17. Alterations.

17.1. Except as otherwise expressly set forth herein, Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval may be subject to the consent of one or more Lenders, if required under any applicable Loan Document, but which approval Landlord shall not otherwise unreasonably withhold, condition or delay;  provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion.  Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  In seeking Landlord’s approval, Tenant shall provide Landlord, at least thirty  (30) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s  structural system, modifications to the Building’s  envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord and any and all Lenders whose consent is required under any applicable Loan Document.  In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas.  Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Seventy-Five Thousand Dollars ($75,000.00) in any one instance or Two Hundred Fifty Thousand Dollars ($250,000.00) annually, (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Project and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any portion of the Building or Project that is exterior to the Premises, or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) business days’ prior written notice of any Cosmetic Alterations.  Notwithstanding anything in this Article 17 to the contrary, the installation of the Acid Neutralization Tank shall not be deemed a Cosmetic Alteration, irrespective of cost.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate.  Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws.  Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems.  Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5. Before commencing any Alterations, other than Cosmetic Alterations, Tenant shall (a) give Landlord at least thirty  (30) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supplying labor or materials therefor so that Landlord may enter the Premises to post and keep posted thereon and therein notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project and (b) shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

17.6. Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises.  During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7. The Premises plus any Alterations; Signage; Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, or in connection with Landlord’s consent thereto, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease.  For the avoidance of doubt, the items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

17.8. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.9. Upon the expiration or earlier termination of this Lease  if Tenant shall fail to remove any of its property from the Premises, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10. Tenant shall pay to Landlord (upon demand) any out-of-pocket third party costs incurred by Landlord for professional review of any plans or specifications for Alterations that require Landlord’s consent. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.

17.11. Within seventy-five  (75) days after final completion of the Tenant Improvements or any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements and Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.

17.14. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree that Landlord shall be permitted to withhold its approval (in its sole and absolute discretion) of any Alteration that changes the location of the lab/office zones as shown on the Approved Plans (as defined in the Work Letter attached hereto as Exhibit B).

17.15. With respect to any Alterations related to building management systems (“BMS”), Tenant shall integrate tenant BMS for the Premises into the base building management system and utilize the same system for all of Tenant’s HVAC control requirements.  The base building management system is currently operated by Johnson Controls.  No alternatives or BACnet protocol will be allowed. Tenant’s BMS controls contractor shall be subject to Landlord’s approval.
18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Area of the Building and the Project, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; plumbing; fire sprinkler systems (if any); base Building HVAC systems; the HVAC system located within the Premises up to the first damper or isolation valve that serves the Premises (for purposes of clarity, the portion of the HVAC system that includes such first damper or isolation valve and extends into and through the Premises, including any distribution systems and any supplemental HVAC serving the Premises shall not be part of the base building HVAC and shall be Tenant’s obligation to maintain and repair pursuant to Section 18.2 below); elevators; the Generator; and base Building electrical systems installed or furnished by Landlord.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises (including but not limited to the  portion of the HVAC system that includes the first damper or isolation valve and extends into and through the Premises, any supplemental HVAC serving the Premises, and any other systems or equipment exclusively serving the Premises) and every part thereof in good condition and repair, damage thereto from ordinary wear and tear and casualty excepted, and shall, within thirty (30) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests.  Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as existed when received, ordinary wear and tear and casualty excepted; and shall at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby.  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

18.3. Throughout the Term of the Lease, Tenant shall, at Tenant’s sole cost and expense, maintain copies of all service contracts, service, repair and maintenance records, and inspection reports on all equipment installed by or maintained by Tenant.  Tenant shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records, service or inspection reports that Landlord reasonably requests.  Upon surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with all original equipment manufacturer (OEM) manuals for any equipment installed and not removed by Tenant.  Landlord shall also have the right to perform an audit of the equipment serving the Premises in the form of a facilities condition assessment or similar report at Landlord’s cost within the last two (2) years of the initial Term and any subsequent extension terms.  To the extent such audit recommends corrective action, Tenant shall promptly perform such corrective action as part of its repair and maintenance obligations.

18.4. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.5. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease; provided, however, that in any such event, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business operations.

18.6. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project.  In the event of a casualty described in Article 24,  Article 24 shall apply in lieu of this Article.  In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.7. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses, subject to the limitations on inclusion of certain costs associated with capital expenditures, as set forth in Section 9.1(c).

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant.  Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten  (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election and after notice to Tenant, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.  Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant.  Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. If requested by Tenant or its lender, Landlord will agree to deliver a written statement to such lender providing that this Lease does not grant to Landlord a security interest in Tenant’s personal property.

20. Estoppel Certificate.

20.1. Tenant shall, within ten  (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the (i) form attached to this Lease as Exhibit I, or (ii) on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, in each case (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon.  Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property.  Tenant’s failure to deliver any such statement within the prescribed time if such failure continues for more than five (5) business days after Landlord gives Tenant written notice thereof shall, at Landlord’s option, constitute a Default (as defined below) under this Lease.

20.2. Landlord shall, within ten (10) business days of receipt of written notice from Tenant, execute, acknowledge and deliver a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon.  Any such statement may be relied upon by any current or prospective lender of Tenant or by any prospective assignee of all or any portion of the real property of which the Premises are a part.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”).  If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the

Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises not arising from the acts or omissions of a Tenant Party or coming from property owned or leased by a Tenant Party, or (ii) to the extent such contamination arises directly from Landlord’s negligence or willful misconduct) or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination.  This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project.  Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property.  Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use.  Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”).  Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials, in which case Tenant shall deliver updated Hazardous Materials Documents (without Landlord having to request them) before or, if not practicable to do so before, as soon as reasonably practicable after the occurrence of the events in Subsection 21.2(m) or (n).  For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number.  Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials in which case Landlord shall keep such proprietary information confidential provided that Tenant has clearly marked such proprietary information as “proprietary” in such Hazardous Materials Documents.  Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws.  In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.  Notwithstanding anything in this Lease to the contrary or Landlord’s review of Tenant’s Hazardous Materials Documents or use or disposal of Hazardous Materials, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3. Tenant represents and warrants to Landlord that it is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any Governmental Authority or (b) required to take any remedial action.

21.4. At any time, and from time to time,  prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party.  Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5. If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.  Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease.  During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials for which Tenant is responsible under this Lease, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.8. As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials.  Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29).  In the event of a Transfer, if the use of  Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of the area allocated by Landlord, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than the area allocated by Landlord.  Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

22. Odors and Exhaust.  Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations.  Landlord and Tenant therefore agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system.  If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires.

The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval.  Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant, consistent with Landlord’s non-discriminatory requirements for the Building, to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises.  Any work Tenant performs under this Section shall constitute Alterations.

22.4. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term.  Landlord’s  construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may reasonably designate in Landlord’s discretion).  Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence.  Such installations shall constitute Alterations.

22.5. If Tenant fails to install satisfactory odor control equipment within ten  (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes or exhaust.  For the purpose of the immediately foregoing sentence, Landlord’s determination shall be “reasonable” if Landlord has received a complaint regarding such odors, fumes or exhaust.  For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance.

23.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs to the extent the same are not incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief.  Landlord, subject to availability thereof, may further insure against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services.  Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project.

23.3. Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $4,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned).  Coverage shall be on a broad-based occurrence form in an amount not less than $2,000,000 combined single limit per accident for bodily injury and property damage.    Such coverage shall apply to all vehicles and persons, whether accessing the property with active or passive consent.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption.  Covered property shall include all Tenant Improvements and any other Alterations in the Premises (to the extent not insured by Landlord pursuant to Section 23.1)  and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors.  Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear.  Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance.  Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease.  The minimum period of indemnity for business interruption coverage shall be twenty-four (24) months.

(d) Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis.    Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

(e) Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine or clinical trials involving human beings at the Premises.

(f) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises.  Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate and for a period of two (2) years thereafter.  Tenant may request that Landlord waive such Pollution Legal Liability insurance requirement.  Such request shall be submitted to Landlord in writing for its approval, in Landlord’s reasonable discretion, and shall identify the types and quantities of chemicals stored, handled, generated, or treated by Tenant in connection with its use of the Premises.  Landlord reserves the right to revoke any waiver granted under this Section 23.3(f) in the event the types or quantities of such chemicals change.

(g) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations), insurance required in Exhibit B-1 must be in place.

23.4. The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition.  Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord.  Landlord reserves the right to require Tenant to deliver complete, certified copies of all required insurance policies including any endorsements.  No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty  (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given).  All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry.  Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured.  Tenant shall, on the date of expiration of such policies, furnish Landlord with renewal certificates of insurance or binders.  Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.  Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name the Landlord Parties as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

23.5. In each instance where insurance is to name the Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.6. Tenant assumes the risk of damage to any of its fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease.  Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.7. Tenant, on behalf of itself and its insurers, hereby waives any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by Tenant pursuant to this Article, including any deductibles or self-insurance maintained thereunder.  Tenant agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.  Such waivers shall continue so long as Tenant’s insurers so permit.  Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section.  Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease.  If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.
23.10. The provisions of this Article 23 shall survive the expiration or earlier termination of this Lease.
24. Damage or Destruction.

24.1. In the event of a partial destruction of ((a) the Premises, (b) the Building, (c) the Common Area or (d) the Project ((a)-(d) collectively, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (w) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty, (x) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), (y) the repair, reconstruction or restoration of the Affected Areas is permitted by all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect.  If Landlord elects not to repair, reconstruct and restore the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.  In the event of any damage or destruction (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Areas cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, (b) subject to Section 24.6, the Affected Areas are not actually repaired, reconstructed and restored within eighteen (18) months after the date of the Damage Repair Estimate, or (c) the damage and destruction occurs within the last twelve (12) months of the then-current Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) (y) with respect to Subsections 24.2(a) and (c), no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate and (z) with respect to Subsection 24.2(b), no later than fifteen (15) days after such twelve (12) month period (as the same may be extended pursuant to Section 24.6) expires.  If Tenant provides Landlord with a Termination Notice pursuant to Subsection 24.2(z), Landlord shall have an additional thirty (30) days after receipt of such Termination Notice to complete the repair, reconstruction and restoration.  If Landlord does not complete such repair, reconstruction and restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice within two (2) business days after the expiration of such thirty (30) day period.  If Landlord does complete such repair, reconstruction and restoration within such thirty (30) day period, then this Lease shall continue in full force and effect.

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings.  Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance.

24.6. Notwithstanding anything to the contrary contained in this Article, (a) Landlord shall not be required to repair, reconstruct or restore any damage or destruction to the extent that  Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas.  The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant.  In the event Tenant has elected to upgrade certain improvements from Landlord’s building standards (the “Building Standard”), Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs (a) during the thirteenth (13th) through the twenty-fourth (24th) months prior to the expiration of the Term and the Damage Repair Estimate indicates that more than six (6) months will be required for such repair, reconstruction or restoration, (b) during the seventh (7th) through twelfth (12th) months prior to the expiration of the Term and the Damage Repair Estimate indicates that more than thirty (30) days will be required for such repair, reconstruction or restoration, (c) during the last six (6) months of the Term or (d) to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas, and shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws.  Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction.  If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided that Landlord shall not be required to do so while Tenant is in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction.  Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

25. Eminent Domain.

25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof or access thereto as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) obligations occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. To the extent permitted under all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location.  Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking.  To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant. Notwithstanding anything to the contrary contained in this Article, Landlord shall not be required to restore the Affected Areas to the extent that Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent.

25.5. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any taking.  Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

26. Surrender.

26.1. At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises at the end of the Term, or such shorter time period is necessitated by an early surrender in accordance with the express provisions of this Lease, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party certified Industrial Hygienist, CIH, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards).  In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) if such holdover continues for more than thirty (30) days after the earlier of (i) the expiration or earlier termination of the Term and (ii) the date Landlord notifies Tenant that Landlord has procured tenant that is ready, willing, and able to sign a lease for the Premises (or portion thereof), Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
27.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1. Tenant agrees to Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly from  (i) the presence at or use or occupancy of the Premises or Project by a Tenant Party, (ii) an act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder (including any Claim asserted by any Lender against any Landlord Indemnitees under any Loan Document as a direct result of such breach or default by Tenant) or  (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent directly caused by Landlord’s negligence or willful misconduct.  Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.  Subject to Sections 23.6,  28.2 and 31.12 and any subrogation provisions contained in the Work Letter, Landlord agrees to Indemnify the Tenant Parties from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent directly arising from Landlord’s gross negligence or willful misconduct.

28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses arising from fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable).  Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.  Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein (including Section 27.2), (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease, including lost profits  (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts.  Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal.  If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.
28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.
29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, none of the following (each, a “Transfer”), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:  (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) unless Tenant or Tenant’s direct or indirect parent company (which as of the Execution Date, is Scholar Rock Holding Corporation, a Delaware corporation) is a corporation whose shares are traded on any nationally recognized stock exchange, a controlling interest in Tenant being sold, assigned or otherwise transferred.  For purposes of the preceding sentence,  “control” means (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.  Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to (i) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”) or (ii) any person or any entity that is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or to which all or substantially all of Tenant’s assets or all or substantially all of the ownership interests in Tenant are sold; provided that (in each instance under the foregoing clauses (i) and (ii)) Tenant shall notify Landlord in writing at least fifteen (15) business days prior to the effectiveness of such Transfer (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, (excepting only the case of a sublease to a Tenant’s Affiliate) the person that will be the tenant under this Lease after the Exempt Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the combined net worth (as of the Term Commencement Date) of the transferring Tenant and Scholar Rock Holding Corporation, a Delaware corporation.  For purposes of the immediately preceding sentence, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.  Provided Landlord has comparable space to the Premises at the Building then available, Tenant shall not perform a Transfer (other than an Exempt Transfer or a Permitted Sublease (as defined in Section 29.3)) to or with an entity that is a tenant at the Project or that is then in active discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project.

29.2. In the event Tenant desires to effect a Transfer, other than an Exempt Transfer, then, at least thirty (30) but not more than ninety (90) days prior  to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2  (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; copies of Hazardous Materials Documents for the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of Tenant and of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance and provided such financial strength is measured with respect to the extent of the obligations of the Transferee), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to cancel this Lease.  In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if any applicable Loan Document prohibits such assignment or any Lender whose consent is required thereunder withholds its consent, or if the Transfer is to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”).  Nowithstanding the immediately foregoing sentence, with respect to a proposed sublease for up to 10,000 rentable square feet, and provided that at the time such request is made there is not any other sublease of any portion of the Premises, the terms and provisions of clauses (a) and (c) in the immediately foregoing sentence shall not apply to Landlord’s determination of whether consent should be given to such proposed Transfer (each such sublease a “Permitted Sublease”).  Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.    Notwithstanding anything in this Lease to the contrary, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of

Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

29.4. The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease.  Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials (if applicable), then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(d) Except with respect to an Exempt Transfer, Tenant shall provide Landlord with information regarding the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(e) Tenant shall reimburse Landlord for Landlord’s actual reasonable third party costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request up to $5,000;

(f) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for all reasonable and customary transaction costs including, but not limited to, any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant.  If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default beyond applicable notice and cure periods under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Landlord’s consent (if applicable) to any such Transfer shall be effected on Landlord’s forms;
(i) Tenant shall not then be in default beyond applicable notice and cure periods hereunder in any respect;
(j) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;
(k) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same (if applicable);
(l) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;
(m) Landlord’s consent (or waiver of its rights) for any Transfer (if applicable) shall not waive Landlord’s right to consent or refuse consent to any later Transfer;
(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises.  Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant.  The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer fifty percent (50%) or more of the Premises demised under this Lease to a proposed transferee, assignee or sublessee other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within fifteen  (15) business days after

Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.  If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease.  In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect.  No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.8. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.9. In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.  Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s existing Lender on its then-customary form within sixty (60) days following the Term Commencement Date, and from any future Lender within sixty (60) days of the date that Landlord obtains from such Lender additional financing secured by the Building during the Term.  Simultaneously with its execution and delivery of this Lease, Landlord shall deliver to Tenant a Non-Disturbance Agreement from the Ground Lessor in the form attached hereto as Exhibit J.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord.  If any Lender so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.  For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.

30.3. Intentionally omitted.

30.4. If Landlord’s interest in the Property is acquired by Lender or purchaser at a foreclosure sale, Tenant shall, at the election of such Lender or purchaser (except as may be required pursuant to any applicable SNDA then in effect as required under Section 30.2 above) and subject to the provisions of Section 30.2, attorn to the transferee of or successor to Landlord’s interest in the Property and recognize it as Landlord under this Lease.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain.  Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3)  business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) until such time as Tenant causes such sums to be paid, interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier.  Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.  If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord.  Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease.  In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
(a) If Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three  (3)  business days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Section 31.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;
(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;
(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or
(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises.  No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Chronic Delinquency (as defined below), Landlord may, in addition to all other remedies under this Lease, at law or in equity, require that Tenant thereafter pay Rent quarterly in advance.  This provision shall not limit in any way nor be construed as a waiver of Landlord’s rights and remedies contained in this Lease, at law or in equity in the event of a default.  “Chronic Delinquency” means that Tenant commits a Default pursuant to Section 31.4(b) three (3) times in any twelve (12) month period.

31.6. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements or Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby.  In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including the sum of:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus
(ii) The costs of restoring the Premises to the condition required under the terms of this Lease; plus

(iii) An amount (the “Election Amount”) equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as reasonably determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election.  Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

As used in Section 31.6(c)(i), “worth at the time of award” shall be computed by allowing interest at the Default Rate.

31.7. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and recover Rent as it becomes due.  In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises.  For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.  At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.9. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name.  Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant.  The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and
(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.10. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative.  Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease.  No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver.  Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws.  Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord.  Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.11. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.12. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.13. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.14. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy.  In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;
32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or
32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
33. Brokers.

33.1. Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Cushman & Wakefield  (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease.  Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease.  Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to Indemnify the Landlord Indemnitees for any and all cost or liability for compensation claimed by any broker or agent, other than Broker,  employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

34. Definition of Landlord.  With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest.  In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property.  Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates.    No  partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable.  No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2. The term “Tenant,” as used in this Lease, shall mean and include each of them, jointly and severally.  The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations.  Tenant warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party.  In addition, Tenant warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, having made no independent inquiry, its employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality.  Except as expressly set forth in this Section 38,  Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations related to the Project or any portion thereof or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)).  Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure or business that Tenant gives Landlord or that Landlord otherwise obtains.  Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances:  (x) if required by Applicable Laws or in any judicial proceeding, including, without limitation, the required filing by Tenant of this Lease with the U.S. Securities and Exchange Commission (the “SEC”), provided that the releasing party has given the other party reasonable notice of such requirement, if feasible; (y) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential investors and other bona fide consultants or advisers (with respect to this Lease only), provided such third parties agree to be bound by this Section; or (z) to bona fide prospective assignees or subtenants of this Lease, provided such prospective assignees or subtenants agree in writing to be bound by this Section.  Notwithstanding anything herein to the contrary, the terms and provisions of this Section 38 shall not apply to the copy of the Lease that is filed with the SEC.

39. Notices .  Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b).  Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c).  Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively.  Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.
40.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2. The provisions of this Section 40.2 shall not apply at any time (i) Tenant is a corporation whose shares are traded on any nationally recognized stock exchange, or (ii) Tenant’s direct or indirect parent company (which as of the Execution Date, is Scholar Rock Holding Corporation, a Delaware corporation) is a corporation whose shares are traded on any nationally recognized stock exchange, and Tenant’s financial statements are fully consolidated with such parent company.  To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord, from time to time, within ten (10) business days after receipt of Landlord’s written request, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm.  Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm.  Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.  If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section.  If Tenant fails to deliver to Landlord any financial statement within the time period required under this Section, then Tenant shall be required to pay to Landlord an administrative fee equal to Five Hundred Dollars ($500) within five (5) business days after receiving written notice from Landlord advising Tenant of such failure (provided, however, that Landlord’s acceptance of such fee shall not prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity).  After a Default under Section 31.4(b), within five (5) business days following receipt of written notice of such Default from Landlord, Tenant will provide a written certification from Tenant’s Chief Financial Officer (or equivalent) identifying (a) the Tenant’s cash balance and (b) an estimate of how long the cash balance is expected to sustain Tenant’s operations, for each of clauses (a) and (b), as of the most recent calendar quarter that concluded at least forty (40) days prior to the date of such notice.

40.3. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4. The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5. Upon the request of either Landlord or Tenant, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease under Massachusetts law.  All costs of preparing and recording such notice shall be borne by the requesting party.  Within ten (10) days after receipt of written request from Landlord after the expiration or earlier termination of this Lease, Tenant shall execute a termination of any Notice of Lease recorded with respect hereto.  Neither party shall record this Lease.

40.6. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter.  The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive.  The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of Middlesex are closed for business, or any weekend.    The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.  Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7. Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).    In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any contested matter or other proceeding in bankruptcy court concerning this Lease.

40.8. Time is of the essence with respect to the performance of every provision of this Lease.
40.9. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.10. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

40.11. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

40.12. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns.  This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights.  Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.
40.15. Intentionally deleted.

40.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. The parties acknowledge and agree that this Lease may be executed via .pdf format (including computer-scanned or other electronic reproduction of the actual signatures) and that delivery of a signature by electronic or physical means shall be effective to the same extent as delivery of an original signature.  Notwithstanding the foregoing, originally signed documents shall be provided upon either party’s request.

40.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.18. No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord.  The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.19. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

41. Rooftop Installation Area.

41.1. Tenant may use a portion of the Building allocated by Landlord (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas, a generator, and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”).  Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

41.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations.  Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

41.3. Tenant shall comply with any roof or roof-related warranties.  Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties.  Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof arising from the installation or operation of Tenant’s Rooftop Equipment.  Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance.  Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment.  Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment arising from any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

41.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof.  Landlord agrees to pay the reasonable costs thereof.  Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation.  In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

42.  Option to Extend Term.  Tenant shall have one  (1) option (the  “Option”) to extend the Term by two (2) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent at the commencement of the Option term shall equal the greater of (a) one hundred three percent (103%) of the then-current Base Rent, and (b) the then-current fair market value for comparable office and laboratory space in the East Cambridge submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by the greater of: (i) three percent (3%) or (ii) the FMV escalations of Base Rent.  Tenant may, no more than eighteen (18) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term.  Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV.  If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including but not limited to (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (y) Tenant’s creditworthiness, and (z) the quality and location of the Building and the Project.  In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows:  a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the East Cambridge laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”).  The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV.  The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term.  If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term.  After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term.  Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2. The Option is not assignable separate and apart from this Lease.

42.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least fifteen (15) months prior to the end of the expiration of the then-current Term.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction;

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Section 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default other than any notice from Landlord that may be required under Article 31 of this Lease) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured;

(c) In the event that Tenant has defaulted in the performance of its obligation to pay Rent under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such default; and

(d) At the time Tenant exercises the Option and as of the last day of the then-current Term, Tenant has not (i) subleased more than 50% of the Rentable Area of the Premises, and (ii) assigned this Lease, except in connection with an Exempt Transfer.

42.5. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, or (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed Massachusetts instrument as of the date first above written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:/s/ Kevin M. Simonsen

Name:Kevin M. Simonsen

Title:Sr. VP, General Counsel & Secretary

TENANT:

SCHOLAR ROCK, INC.,
a Delaware corporation

By:/s/ Nagesh K. Mahanthappa

Name:Nagesh K. Mahanthappa

Title:President & CEO

EXHIBIT A

PREMISES

[Intentionally omitted]

A-1

EXHIBIT A-1

PROPERTY

[Intentionally omitted]

A-1-1

EXHIBIT B

WORK LETTER

[Intentionally omitted]

B-1

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

[Intentionally omitted]

B-1-1

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

[Intentionally omitted]

B-1-2

EXHIBIT D

[Intentionally omitted]

D-1

EXHIBIT E

FORM OF LETTER OF CREDIT

[Intentionally omitted]

E-1-1

EXHIBIT F

RULES AND REGULATIONS

[Intentionally omitted]

F-1

EXHIBIT G

PTDM

[Intentionally omitted]

G-1-1

EXHIBIT H

TENANT’S PROPERTY

[Intentionally omitted]

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

[Intentionally omitted]

I-1

EXHIBIT J

FORM OF Ground Lessor Nondisturbance Agreement

[Intentionally omitted]

J-1